Exhibit 99.1

Rural Cellular Corporation
Reports Record EBITDA for
2002 Third Quarter

For Immediate Release

November 12, 2002—Alexandria, MN—Rural Cellular Corporation (“RCC”) (Nasdaq/NMS: RCCC) reports unaudited financial results for the quarter ended September 30, 2002.

Third quarter ended September 30, 2002 highlights compared to third quarter ended September 30, 2001:

•                  EBITDA increased 7% to $60.7 million.

•                  EBITDA margin increased from 46% to 49%.

•                  Free cash flow increased 13% to $19.0 million.

•                  Retention improved from 97.2% to 98.1%.

Richard P. Ekstrand, president and chief executive officer, commented: “In the wake of what continues to be a difficult time for the telecom industry, RCC continues to demonstrate its ability to weather the storm with strong operating results including industry leading retention together with record EBITDA and free cash flow.”

Ekstrand added, “Going forward, we will continue to stay focused on running the business while bringing continued efficiency to operations, building and positioning networks for the future, growing and keeping the right customers, and generating increasing free cash flow through these actions.”

Customer Growth

RCC once again recorded strong postpaid retention, ending the quarter at 98.1% compared with 97.2% in the third quarter of 2001.  Together with 44,000 gross postpaid adds, this quarter’s efforts resulted in 7,900 additional net postpaid customers for the quarter prior to a one-time reclassification of 3,125 customers from postpaid to wholesale.

Roaming Revenue

Roaming revenue was $35.4 million for the quarter. As expected, roaming revenues declined this quarter from $38.1 million in the third quarter of 2001. Minutes of use grew by approximately 30% during the quarter and RCC expects to see fourth quarter roaming revenues at or slightly more than last year’s fourth quarter amount of $26.9 million.

Cost Containment

Total SG&A and network costs decreased 9% during the quarter compared to last year’s third quarter.

In addition, SG&A continues to decline as a percentage of total revenues coming in at 23% in the third quarter compared to 25% in the third quarter of 2001. This decline is due to much lower bad debt expense, efficiencies in the organization and other cost reduction initiatives.

A combination of lower incollect expense together with other network cost efficiencies resulted in network costs also decreasing as a percentage of total revenues to 20% compared to 22% last year and marks the third consecutive quarter of year over year declines.

Financial Restatement

Subsequent to the issuance of the Company’s 2001 financial statements, it was determined that the original treatment of certain derivatives and hedge instruments was not in accordance with Statement of Financial Accounting Standards (“SFAS”) No.133, as amended. In addition, a correction was made to the calculation for noncash dividends on our Class M preferred stock. This press release reflects all adjustments necessary for the SFAS No. 133 and preferred stock dividend corrections.

RCC has also substantially completed the second phase of an evaluation to determine the amount of impairment according to SFAS No. 142, “Goodwill and Other Intangible Assets,” and anticipates recording a noncash charge of approximately $420 million as the cumulative effect of a change in accounting principle retroactive to the first quarter of 2002. The financial statements included in this press release do not include the anticipated impairment charge that will be necessary under SFAS No. 142.

RCC plans to amend its 2001 Annual Report on Form 10-K and its Form 10-Qs for the first two quarters of 2002 to reflect adjustments to interest expense and preferred stock dividends. The amended Form 10-Qs for the first two quarters and an amended Form 10-Q for the third quarter of 2002 will reflect the effect of the anticipated SFAS No. 142 impairment charge.

These restatements have no impact on previously reported revenues, operating income or EBITDA. Additionally, they will not result in any default under any debt-related covenants contained in our credit agreement.

Nasdaq Delisting

RCC announced on October 10, 2002 that it had received a Nasdaq Staff Determination indicating that the Company does not comply with the minimum bid price requirements and, therefore, its common shares are subject to delisting from the Nasdaq National Market.  RCC has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Nasdaq Staff Determination. There can be no assurance the Panel will grant the Company’s request for continued listing. If the Company does not prevail, RCC common stock would likely be quoted on the OTC Bulletin Board.

Teleconference

On November 13, 2002 at 8:00 AM CT, a teleconference will be held to discuss RCC’s third quarter performance and other financial matters.  To participate in the call, please dial (888) 566-5907, give the operator your name, and identify Richard Ekstrand as the call leader and RCCC as the pass code.  To access a replay of this call through November 22, 2002, dial (800) 388-4923. An audio replay of the teleconference can also be accessed by logging onto the Company’s website at www.RCCwireless.com. To access the audio stream, click on the Investor Relations section.

About the Company

Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services to Midwest, Northeast, South and Northwest markets located in 14 states.

Forward Looking Statements

Statements about RCC’s future prospects are forward-looking and therefore involve certain risks and uncertainties, including but not limited to: competitive considerations, success of customer enrollment and retention initiatives, the ability to increase wireless usage and reduce customer acquisition costs, the successful integration of acquired operations with RCC’s existing operations, the ability to negotiate favorable roaming agreements, the ability to service debt, the resolution of certain network technology issues and other factors discussed from time to time in RCC’s  Report on Form 10-K for the year ended December 31, 2001 and other filings with the Securities and Exchange Commission.

Contact:  Chris Boraas, Investor Relations Director – Equity  (320) 808-2451

Suzanne Allen, Treasurer – Preferred Securities and Debt (320) 808-2156

World Wide Web address: http://www.rccwireless.com

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RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Par Value)
ASSETS
(Unaudited)

	As of
	September 30, 2002	December 31, 2001
		(As restated)
CURRENT ASSETS:
Cash	$32,562	$1,995
Accounts receivable, less allowance of $2,861 and $4,016	50,849	45,279
Inventories	4,986	6,617
Other current assets	2,958	2,408
Total current assets	91,355	56,299
PROPERTY AND EQUIPMENT, less accumulated depreciation of $170,834 and $137,776	238,561	244,980

LICENSES AND OTHER ASSETS:
Licenses and other intangible assets, less accumulated amortization of $143,962 and $128,633	1,488,534	1,505,107
Deferred debt issuance costs, less accumulated amortization of $10,347 and $8,306	26,257	22,549
Other assets, less accumulated amortization of $1,457 and $1,230	6,293	7,844

Total licenses and other assets	1,521,084	1,535,500
	$1,851,000	$1,836,779

LIABILITIES AND SHAREHOLDERS’ DEFICIT

	As of
	September 30, 2002	December 31, 2001
		(As restated)
CURRENT LIABILITIES:
Accounts payable	$29,856	$35,356
Advance billings and customer deposits	12,374	9,315
Accrued interest	16,121	13,033
Dividends payable	6,229	5,710
Other accrued expenses	10,392	11,158
Total current liabilities	74,972	74,572
LONG-TERM LIABILITIES	1,275,544	1,286,301

Total liabilities	1,350,516	1,360,873

REDEEMABLE PREFERRED STOCK	553,958	509,736
SHAREHOLDERS’ DEFICIT:
Class A common stock; $.01 par value; 200,000 shares authorized, 11,194 and 11,176 issued	112	112
Class B common stock; $.01 par value; 10,000 shares authorized, 728 and 728 issued	7	7
Additional paid-in capital	192,294	191,964
Accumulated deficit	(237,025)	(213,050)
Accumulated other comprehensive loss	(8,862)	(12,863)

Total shareholders’ deficit	(53,474)	(33,830)
	$1,851,000	$1,836,779

RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2002	2001	2002	2001
		(As restated)	(As restated)	(As restated)
REVENUES:
Service	$81,828	$80,234	$235,414	$230,421
Roaming	35,400	38,106	95,417	89,671
Equipment	7,098	4,842	14,941	14,520
Total revenues	124,326	123,182	345,772	334,612
OPERATING EXPENSES:
Network costs	24,684	26,492	73,582	75,753
Cost of equipment sales	10,344	9,168	18,315	21,520
Selling, general and administrative	28,569	30,708	84,034	86,571
Depreciation and amortization	22,102	28,843	61,611	83,430
Total operating expenses	85,699	95,211	237,542	267,274
OPERATING INCOME	38,627	27,971	108,230	67,338
OTHER INCOME (EXPENSE):
Interest expense, net	(28,384)	(40,285)	(84,150)	(108,003)
Other	(7)	4	71	9
Other expense, net	(28,391)	(40,281)	(84,079)	(107,994)
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM AND CUMULATIVE EFFECT ADJUSTMENT	10,236	(12,310)	24,151	(40,656)
EXTRAORDINARY ITEM - early extinguishment of debt	—	—	(3,319)	—
INCOME (LOSS) BEFORE CUMULATIVE EFFECT ADJUSTMENT	10,236	(12,310)	20,832	(40,656)
CUMULATIVE EFFECT ADJUSTMENT	—	—	—	1,621
NET INCOME (LOSS)	10,236	(12,310)	20,832	(39,035)
PREFERRED STOCK DIVIDEND	(15,334)	(13,791)	(44,807)	(40,384)
NET LOSS APPLICABLE TO COMMON SHARES	$(5,098)	$(26,101)	$(23,975)	$(79,419)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC AND DILUTED	11,921	11,871	11,920	11,857
NET LOSS PER BASIC AND DILUTED SHARE:
Net loss per share applicable to common shares before extraordinary item and cumulative effect adjustment	$(0.43)	$(2.20)	$(1.73)	$(6.83)
Extraordinary item - early extinguishment of debt	—	—	(0.28)	—
Cumulative effect adjustment	—	—	—	0.13
Net loss per basic and diluted share	$(0.43)	$(2.20)	$(2.01)	$(6.70)
COMPREHENSIVE LOSS:
NET LOSS APPLICABLE TO COMMON SHARES	$(5,098)	$(26,101)	$(23,975)	$(79,419)
Cumulative effect of SFAS No. 133	—	—	—	(5,526)
Mark to market adjustments - financial instruments	1,484	(8,587)	4,001	(12,343)
TOTAL COMPREHENSIVE LOSS	$(3,614)	$(34,688)	$(19,974)	$(97,288)

RURAL CELLULAR CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Nine months ended September 30,
	2002	2001
	(As restated)	(As restated)
OPERATING ACTIVITIES:
Net income (loss)	$20,832	$(39,035)
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	61,611	83,430
Extraordinary item – early extinguishment of debt	3,319	—
Mark-to-market adjustments – financial instruments	13,023	18,789
Other	2,441	(784)
Change in other operating elements:
Accounts receivable	(5,007)	(7,631)
Inventories	1,631	1,219
Other current assets	(550)	394
Accounts payable	(5,500)	(12,754)
Advance billings and customer deposits	3,059	994
Other accrued expenses	4,335	(6,501)
Net cash provided by operating activities	99,194	38,121
INVESTING ACTIVITIES:
Purchases of property and equipment, net	(41,517)	(30,244)
Purchases of wireless properties, net of cash acquired	—	(143,064)
Proceeds from sale of RTB stock	650	—
Assets held for sale	—	(34,344)
Other	37	(551)
Net cash used in investing activities	(40,830)	(208,203)
FINANCING ACTIVITIES:
Proceeds from issuance of common stock related to employee stock purchase plan and stock options	330	983
Proceeds from issuance of long-term debt	342,550	332,100
Repayments of long-term debt	(360,208)	(181,210)
Proceeds from sale of PCS licenses	—	13,200
Proceeds from swaption	—	8,720
Payments of debt issuance costs	(10,322)	(4,365)
Other	(147)	112
Net cash (used in) provided by financing activities	(27,797)	169,540
NET INCREASE (DECREASE) IN CASH	30,567	(542)
CASH, at beginning of period	1,995	2,205
CASH, at end of period	$32,562	$1,663

Consolidated Operating Data (Unaudited):	Three months ended September 30,		Nine months ended September 30,
	2002	2001	2002	2001
(in thousands, except customer data)
EBITDA(1)	$60,729	$56,814	$169,841	$150,768
Cash interest expense	(25,856)	(28,071)	(65,763)	(96,235)
Capital expenditures	(15,887)	(12,009)	(41,517)	(30,244)
Free cash flow(2)	$18,986	$16,734	$62,561	$24,289

Penetration(3)(4)	11.1%	10.6%	11.1%	10.6%
Retention(5)	98.1%	97.2%	98.2%	97.8%

Average monthly revenue per customer(6)	$61	$65	$58	$60
Net average monthly revenue per customer, including incollect cost(6)	$54	$58	$51	$53
Acquisition cost per customer(7)	$411	$308	$357	$275
Acquisition cost per customer, excluding phone service depreciation(7)	$323	$282	$280	$250

Customers at period end
Voice:
Postpaid cellular			610,064	573,992
Prepaid cellular			28,017	34,353
Wireless Alliance			16,965	13,778
Wholesale			47,751	25,450
Total customers			702,797	647,573

POPs(3)
RCC Cellular			5,161,000	5,161,000
Wireless Alliance			732,000	732,000
Total POPs			5,893,000	5,893,000

(1)

EBITDA is the sum of earnings before interest, taxes, depreciation and amortization and is utilized as a performance measure within the wireless industry. EBITDA is not intended to be a performance measure that should be regarded as an alternative for other performance measures and should not be considered in isolation. EBITDA is not a measure of financial performance under generally accepted accounting principles and does not reflect all expenses of doing business (e.g., interest expense, depreciation). Accordingly, EBITDA should not be considered as having greater significance than or as an alternative to net income or operating income as an indicator of operating performance or to cash flows as a measure of liquidity. Also, as calculated above, EBITDA may not be directly comparable to similarly titled measures reported by other companies.

(2)	Free cash flow is defined as EBITDA less net cash interest expense and capital expenditures.
(3)	Updated to reflect 2000 U.S. Census Bureau data.
(4)	Represents the ratio of wireless voice customers, excluding wholesale customers, at the end of the period to population served “POPs.”
(5)

Determined for each period by dividing total postpaid wireless voice customers discontinuing service during such period by the average postpaid wireless voice customers for such period (customers at the beginning of the period plus customers at the end of the period, divided by two), dividing that result by the number of months in the period, and subtracting such result from one.

(6)

Determined for each period by dividing the sum of access, airtime, roaming, long distance, features, connection, disconnection, and other revenues for such period by the monthly average postpaid wireless voice customers for such period (customers at the beginning of the period plus customers at the end of the period, divided by two), and dividing that result by the number of months in such period.

(7)

Determined for each period by dividing selling and marketing expenses, net costs of equipment sales, and depreciation of rental telephone equipment by the gross postpaid wireless voice customers added during such period.